EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com


        COMNETIX SHAREHOLDERS APPROVE PURCHASE BY L-1 IDENTITY SOLUTIONS


STAMFORD, CT- FEBRUARY 9, 2007 - L-1 Identity Solutions, Inc. (NYSE:ID) announced that the shareholders and warrant holders of ComnetiX Inc. approved L-1's purchase of ComnetiX at a meeting of Comnetix' shareholders held on February 8, 2007. L-1's intention to acquire ComnetiX was first announced in November 2006.

L-1 will pay ComnetiX shareholders US $1.17 per share in cash for all of the issued and outstanding shares of ComnetiX, for a total purchase price of approximately US $17.83 million. The acquisition is structured as an arrangement under the Canada Business Corporations Act.

"We are pleased that we were able to receive the super-majority affirmative vote of ComnetiX shareholders required in order to conclude this transaction," said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. "We believe the synergies among L-1, IBT and ComnetiX provide for increased enrollment opportunities in several U.S. state and local governments, as well as in Canada, where ComnetiX has a significant presence."

ComnetiX will now apply to the Ontario Superior Court, at a hearing expected to be held on February 16, 2007, for a final judicial order approving the arrangement with L-1.

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ID-L

ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.


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ABOUT COMNETIX(TM) INC

ComnetiX(TM) Inc provides secure identification and authentication solutions to both the public and private sectors throughout North America. ComnetiX offers multimode biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities. Clients include American Airlines, Lehman Brothers, New York City Health and Hospital Corporation, New York State Division of Criminal Justice Services, Toronto Police Service Board, Boston Police Department and the Royal Canadian Mounted Police. ComnetiX is also Canada's premier applicant fingerprinting services company, facilitating tens of thousands of criminal background checks each year through its chain of ten offices across Canada. In addition ComnetiX has established more than 40 applicant fingerprinting services locations throughout the United States.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for L-1's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.